Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
April 18, 2012	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2012 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA – WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $996 thousand or $0.48 per diluted share, for the nine months ended March 31, 2012 as compared to net income of $626 thousand or $0.30 per diluted share for the same period in 2011. The $370 thousand increase in net income during the nine months was primarily attributable to a $648 thousand increase in net interest income, a $135 thousand decrease in non-interest expense, and a $67 thousand change in the provision for loan losses, which were partially offset by a $305 thousand increase in income tax expense, and a $175 thousand decrease in non-interest income. The increase in net interest income is attributable to a $2.4 million decrease in interest expense, which was partially offset by a $1.8 million decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the nine months ended March 31, 2012, when compared to the same period in 2011. The decrease in interest income was primarily attributable to lower average balances of interest earning financial assets and lower yields on the Company’s investment portfolio, when compared to the same period in 2011. The decrease in non-interest expense was primarily due to decreases in federal deposit insurance expense and correspondent bank service charges, when compared to the same period in 2011. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in income tax expense was primarily attributable to higher levels of taxable income. The decrease in non-interest income was primarily attributable to $131 thousand of other-than-temporary impairment charges on two private-label mortgage-backed securities, a decrease in service charges on deposits, and decreases in correspondent loan origination, ATM, and credit card fees.

Net income for the three months ended March 31, 2012 totaled $382 thousand or $0.19 per diluted share as compared to $353 thousand or $0.17 per diluted share for the same period in 2011. The $29 thousand increase in net income during the quarter ended March 31, 2012 was primarily attributable to a $49 thousand decrease in non-interest expense, a $13 thousand change in the provision for loan losses, and a $7 thousand increase in net interest income, which were partially offset by a $25 thousand increase in income tax expense and a $15 thousand decrease in non-interest income. The decrease in non-interest expense was primarily the result of decreases in federal deposit insurance expense and correspondent bank service charges. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in net interest income is attributable to a $425 thousand decrease in interest expense, which was partially offset by a $418 thousand decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the quarter ended March 31, 2012, when compared to the same period in 2011. The decrease in interest income was primarily attributable to lower realized yields on the Company’s investment and mortgage-backed securities portfolios, when compared to the same period in 2011. The increase in income tax expense was primarily attributable to higher levels of taxable income, while the decrease in non-interest income was primarily attributable to a decrease in service charges on deposits, when compared to the same period in 2011.

The Company’s three and nine month earnings were positively impacted by higher levels of net interest income and lower non-interest expenses. Market interest rates continued to remain low by historical standards throughout the nine months ended March 31, 2012. Despite this challenging environment, the Company selectively increased our available for sale and held to maturity investment allocations, increased total assets and continued to increase Tier 1 capital. These actions allowed us to significantly bolster balance sheet liquidity, improve earnings and increase book value per share.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

– TABLES ATTACHED –

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	March 31, 2012 (Unaudited)	June 30, 2011 (Unaudited)
Total assets	$306,699	$228,888
Cash and Cash Equivalents	3,718	1,960
Certificates of Deposits	2,336	3,668
Investment securities available-for-sale	43,423	1,064
Investment securities held-to-maturity	129,389	88,374
Mortgage-backed securities held-to-maturity	71,807	70,568
Net loans receivable	43,875	49,952
Deposits	141,217	143,766
FHLB advances: long-term	17,500	22,500
FHLB advances: short-term	106,795	32,059
Equity	29,994	28,878
Book value per share – Common Equity	14.57	14.03
Book value per share – Tier I Equity	15.29	14.92
Annualized Return on average assets	0.55%	0.43%
Annualized Return on average equity	4.53%	4.38%
Tier I leverage ratio	11.40%	13.12%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended March 31, (Unaudited)		Nine Months Ended March 31, (Unaudited)
	2012	2011	2012	2011
Interest income	$1,748	$2,166	$5,259	$7,079
Interest expense	385	810	1,161	3,629

Net interest income	1,363	1,356	4,098	3,450
Recovery of (provision for) loan losses	(11)	2	(50)	17

Net interest income after recovery of (provision for) loan losses	1,374	1,354	4,148	3,433
Non-interest income	101	116	219	394
Non-interest expense	878	927	2,737	2,872

Income before income tax expense	597	543	1,630	955
Income taxes	215	190	634	329

NET INCOME	$382	$353	$996	$626

EARNINGS PER SHARE:
Basic	$0.19	$0.17	$0.48	$0.30
Diluted	$0.19	$0.17	$0.48	$0.30

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930